Exhibit 99.1

Qualigen Therapeutics Announces US FDA IND Clearance to Initiate Phase 1 Clinical Trial of QN-302 for Treatment of Advanced or Metastatic Solid Tumors

Investigational New Drug (IND) clearance transitions Qualigen Therapeutics from preclinical to clinical-stage company and demonstrates leadership in G4-targeting therapies for areas of high unmet need in oncology

CARLSBAD, Calif., August 1st, 2023 (GLOBE NEWSWIRE) – Qualigen Therapeutics, Inc. (Nasdaq: QLGN), a clinical-stage therapeutics company focused on developing treatments for adult and pediatric cancers with potential for Orphan Drug Designation, announces today that the U.S. Food and Drug Administration (FDA) has cleared the Company’s IND application for QN-302, a potential best-in-class small molecule G-Quadruplex (G4)-selective transcription inhibitor. Based on this clearance, the Company plans to initiate the Phase 1 clinical trial in the second half of 2023 and will enroll patients with advanced or metastatic solid tumors.

Michael Poirier, Qualigen’s Chairman and CEO, commented, “This is a pivotal milestone for our therapeutics pipeline as it transitions us into a clinical-stage company. The IND clearance for QN-302 brings us closer to our objective of developing best in class treatments that can potentially provide new therapeutic options for patients with advanced or metastatic solid tumors. Our clinical team has worked diligently to prepare for this milestone and is now dedicated to start enrolling patients, anticipated to take place in the second half of 2023.”

The proposed Phase 1 trial is a multicenter, open-label, dose escalation, safety, pharmacokinetic, and pharmacodynamic study with dose expansion to evaluate safety, tolerability, and antitumor activity of QN-302 in patients with advanced solid tumors that have not responded to or have recurred following treatment with available therapies. The Company anticipates the dosing of at least 24 patients in the Phase 1 trial can be completed in 2024, funded in part by proceeds received by the divestiture of the Company’s diagnostics business in July 2023.

About QN-302

QN-302 is a small molecule G-Quadruplex (G4)-selective transcription inhibitor in Phase 1 clinical development for the treatment of G4-expressing solid tumors, such as pancreatic cancer (PDAC), prostate cancer, sarcomas, and others. QN-302 stabilizes G4 complexes prevalent in the promoter region of oncogenes in many tumor types, impeding transcription of G4-containing cancer genes and potentially offering a tumor-agnostic clinical approach to treatment. Orphan Drug Designation (ODD) was granted by the FDA in January of this year for QN-302 for the intended indication of pancreatic cancer.

About Qualigen Therapeutics, Inc.

Qualigen Therapeutics, Inc. is a clinical-stage therapeutics company focused on developing treatments for adult and pediatric cancer. Our investigational QN-302 compound is a small molecule selective transcription inhibitor with strong binding affinity to G4s prevalent in cancer cells; such binding could, by stabilizing the G4s against “unwinding,” help inhibit cancer cell proliferation. The investigational compounds within Qualigen’s family of Pan-RAS oncogene protein-protein interaction inhibitor small molecules are believed to inhibit or block the binding of mutated RAS genes’ proteins to their effector proteins, thereby leaving the proteins from the mutated RAS unable to cause further harm. In theory, such mechanism of action may be effective in the treatment of about one quarter of all cancers, including certain forms of pancreatic, colorectal, and lung cancers.

Forward-Looking Statements

This news release contains forward-looking statements by Qualigen that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. These statements include those related to the Company’s prospects and strategy for development of its therapeutic drug candidates, including the anticipated timeline for initiating the Company’s Phase 1 clinical trial and dosing of patients. Actual events or results may differ from the Company’s expectations. There can be no assurance that the Company will be able to successfully develop any drugs (including QN-302, Pan-RAS and QN-247); that preclinical development of the Company’s drugs (including QN-302, Pan-RAS and QN-247, and the deprioritized infectious-disease drug candidate QN-165) will be completed on any projected timeline or will be successful; that any clinical trials will be approved to begin by or will proceed as contemplated by any projected timeline, or at all; that any future clinical trial data will be favorable or that such trials will confirm any improvements over other products or lack negative impacts; that any drugs will receive required regulatory approvals (or Fast Track designation or Orphan Drug status) or that they will be commercially successful; that patents will issue on the Company’s owned and in-licensed patent applications; that such patents, if any, and the Company’s currently owned and in-licensed patents would prevent competition; or that the Company will be able to procure or earn sufficient working capital to complete the development, testing and launch of the Company’s prospective therapeutic products (including QN-302, Pan-RAS and QN-247, and QN-165). The Company’s stock price could be harmed if any of the events or trends contemplated by the forward-looking statements fail to occur or is delayed or if any actual future event otherwise differs from expectations. Additional information concerning these and other risk factors affecting the Company’s business can be found in the Company’s prior filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, all of which are available at www.sec.gov.

The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this news release, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

For more information about Qualigen Therapeutics, Inc., please visit www.qualigeninc.com.

Contact:

Investor Relations
760-530-6487
ir@qualigeninc.com

Source: Qualigen Therapeutics, Inc.